Exhibit 10.4

STATEMENT OF WORK

This SOW No. 3 (“SOW”) is issued under the Services Agreement, dated as of November 1, 2025 (the “Agreement”) between Rent the Runway, Inc. (“RTR”) and Teri Bariquit (“Consultant”).  This SOW is effective as of the date that SOW No. 2 (“SOW No. 2”) issued under the Agreement terminates in accordance with its terms (the “Effective Date”) and shall supersede and replace SOW No. 2 as of the Effective Date; provided, however, that Consultant shall remain eligible to receive the Annual Bonus (as defined in SOW No. 2) in accordance with SOW No. 2 and the applicable annual incentive program.  This SOW includes the terms and conditions of the Agreement, which are incorporated by this reference.  In the event of any conflict in terms between the Agreement and this SOW, the Agreement shall prevail unless otherwise expressly stated in this SOW.  Terms used in this SOW and not defined shall have the meaning set forth in the Agreement.

RTR Contact:	Dhiren Fonseca
Fee:	$10,000/month, pro-rated for any partial months
Invoicing:	Consultant will invoice RTR monthly (by sending invoices to RTR Contact) and payment is due net 30 from receipt by RTR.
Start Date:	The Effective Date
Work Location(s):	Remote

Services & Scope of Work:

●	Participate in weekly meetings to review and discuss the Company’s business strategies and plans.

●	Advise on the Company’s inventory and merchandising work streams.

●	Advise on potential business opportunities and partnerships and advise on the related commercial terms.

●	Such other consulting services mutually agreed between Consultant and RTR.

RENT THE RUNWAY, INC.			TERI BARIQUIT

By:	/s/ Cara Schembri		By:	/s/ Teri Bariquit
	Name:	Cara Schembri		Date: May 12, 2026
	Title:	Chief Legal & Administrative Officer
	Date:	May 12, 2026